News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Announces Leadership Transition

Norman D. Lowery to Succeed Norman L. Lowery As President and CEO on January 1, 2024

Norman L. Lowery to Serve as Executive Chairman

Terre Haute, Indiana, October 20, 2023 - First Financial Corporation (NASDAQ: THFF) (the “Company”) today announced a leadership transition. Norman D. Lowery, Senior Vice President and Chief Operating Officer of the Company will succeed his father, Norman L. Lowery, as President and Chief Executive Officer on January 1, 2024. Norman L. Lowery, the Company’s current Chairman, President and Chief Executive Officer, will serve as Executive Chairman of the Board through December 31, 2024, at which time he will transition to the role of non-executive Chairman of the Board.

“Norman D. is absolutely the right person to lead First Financial,” Norman L. Lowery said.  In his role as Chief Operating Officer, Norman has driven continued improvement in our operational execution as we have grown in size and expanded the footprint of our business. During his 33 years with First Financial, Norman has developed a deep knowledge of our varied lines of business and the communities we are so fortunate to serve. He is a proven leader who knows our culture and brings significant energy to work every day. Our Board has the utmost confidence that he will be an outstanding President and CEO.”

“It is an honor to succeed my father as First Financial’s President and CEO and to have the continued benefit of his leadership as Chairman and that of our committed Board of Directors,” Norman D. Lowery said. Over my three decades with the Company I have gained valuable experience across all of our business lines and functions. The strength of our culture and the level of talent of my associates at First Financial sets us apart from other banking organizations. I look forward to working with our entire team as we strive daily to create value for our shareholders, customers and the communities we serve.”

Norman D. Lowery, 55, was named Chief Operating Officer in 2010 and was first elected to the Company’s board of directors in 2020. Norman L. Lowery, 76, joined the Company’s board of directors in 1989 and was appointed Chairman of the Board in 2020. He has served as the Chairman, President and Chief Executive Officer of First Financial Bank, N.A. since 1996 and was named Chief Executive Officer and President of the Company in 2004 and 2013, respectively.

“Norman L. Lowery has been instrumental in our success for almost three decades,” said Ron Rich, the Company’s lead independent director. “His leadership has enabled us to consistently deliver for our stakeholders in good markets and when faced with the challenges of the financial crisis and pandemic. We look forward to Norman’s continued contributions as Executive Chairman.”

“We are pleased to name Norman D. Lowery to succeed his father as our President and Chief Executive Officer,” said Rich. “Norman earned the opportunity to take on this role through years of demonstrated strong operational expertise and leadership. We are well-positioned for the future with him at the helm.”

About First Financial Corporation

First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 70 banking centers in Illinois, Indiana, Kentucky and Tennessee. Additional information is available at www.first-online.bank.

Investor Contact:

Rodger A. McHargue

Chief Financial Officer

P: 812-238-6334

E: rmchargue@first-online.com